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                       AMENDMENT TO EMPLOYMENT AGREEMENT


     THIS AMENDMENT, dated as of October 8, 1998, is by and between Zale Corporation, a Delaware corporation ("Company"), and Sue E. Gove
("Executive").

     WHEREAS, Executive and Company entered into that certain Employment Agreement dated August 1, 1998 which sets forth the terms and conditions for Executive's continued employment with the Company (the "Agreement"); and

     WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to amend certain provisions of the Agreement in order to retain and motivate Executive; and

     WHEREAS, Executive and Company now desire to amend such provisions of the Agreement;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Section 5 of the Agreement is hereby amended and restated in its entirety to read as follows:

     "5. CERTAIN TERMINATION BENEFITS. Notwithstanding anything else contained herein to the contrary, in the event (i) the Company elects not to renew the term of this Agreement pursuant to Section 3 hereof, (ii) the Company terminates this Agreement pursuant to Section 4(c), or (iii) Executive terminates this Agreement pursuant to Section 4(d), then Executive shall be entitled to the following benefits:

          (a) SEVERANCE. The Company shall continue to pay (in accordance with its normal payroll procedures) the Base Salary to Executive (or Executive's estate if Executive dies) for the remainder of the Term of this Agreement (the "Severance Period").

          (b) BENEFITS. During the first twelve (12) months of the Severance Period, the Executive shall continue to receive all fringe benefits provided under Sections 2(b), 2(c) and 2(d) hereof.

          (c) OFFSET. The payments which would have been due and payable in accordance with Section 5(a) hereof shall be reduced by an amount equal to any amounts that Executive receives in connection with any other employment during the Severance Period. Any fringe benefits received by Executive in connection with any other employment that are reasonably comparable, but not necessarily as beneficial, to Executive as the fringe benefits then being provided by the Company pursuant to Section 5(b) hereof, shall be

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     deemed to be the equivalent of, and shall terminate the Company's responsibility to continue providing the fringe benefits then being provided by the Company pursuant to Section 5(b) hereof. The Company acknowledges that, if Executive's employment with the Company is terminated, Executive shall have no duty to mitigate damages.

          (d) GENERAL RELEASE. Acceptance by Executive of any amounts pursuant to this Section 5 shall constitute a full and complete release by Executive of any and all claims Executive may have against the Company, its officers, directors and affiliates, including, but not limited to, claims she might have relating to Executive's cessation of employment with the Company; provided, however, that there may properly be excluded from the scope of such general release the following:

               (i) claims that Executive may have against the Company for reimbursement of ordinary and necessary business expenses incurred by her during the course of her employment;

               (ii) claims that may be made by the Executive for payment of Base Salary, fringe benefits or stock options properly due to her; or

               (iii) claims respecting matters for which the Executive is entitled to be indemnified under the Company's Certificate of Incorporation or Bylaws, respecting third party claims asserted or third party litigation pending or threatened against the Executive.

     A condition to Executive's receipt of any amounts pursuant to this
Section 5 shall be Executive's execution and delivery of a general release as described above. In exchange for such release, the Company shall, if Executive's employment is terminated without Cause, provide a release to Executive, but only with respect to claims against Executive which are actually known to the Company as of the time of such termination."

     2. Notwithstanding anything to the contrary in Section 6(c) of the Agreement, Executive and the Company hereby agree that in the event of a Change of Control (as defined in the Agreement) prior to January 1, 2000, for purposes of Section 6 of the Agreement, the term "Good Reason" shall be deemed to also include termination by Executive for any reason or for no reason, and any termination by Executive of his employment shall constitute termination for "Good Reason". If no Change of Control occurs prior to January 1, 2000, from and after that date, the term "Good Reason" shall have the meaning set forth in the Agreement without regard to this Amendment.

     3. Executive and the Company further agree that all other terms and provisions of the Agreement shall remain in full force and effect.

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     IN WITNESS WHEREOF, the parties have executed this Amendment to the
Agreement as of the date first above written.


                                       By: /s/ Sue E. Gove
                                           -----------------------------------
                                           Sue E. Gove

                                       ZALE CORPORATION

                                       By: /s/ Robert J. DiNicola
                                           -----------------------------------
                                           Robert J. DiNicola
                                           Its:  Chairman & CEO